Exhibit 11.1

                                       APPLIED VOICE TECHNOLOGY, INC.
                                     COMPUTATION OF EARNINGS PER SHARE
                                                (Unaudited)





                                                                                    Six months ended
                                                   Quarter ended June 30,               June 30,
                                                 -------------------------     -------------------------
                                                    1996           1995           1996           1995
                                                 ----------     ----------     ----------     ----------



      Net income (loss)                           $ 1,440        $ 1,302        $(1,599)       $ 2,537
                                                 ==========     ==========     ==========     ==========


      Computation of common and common
        equivalent shares outstanding:

                  Common Stock                      5,367          5,076          5,336          5,072
                  Options                             666            674            642            686
                                                 ----------     ----------     ----------     ----------

      Common and common equivalent shares
        used in computing per amounts               6,033          5,750          5,978          5,758
                                                 ==========     ==========     ==========     ==========

      Net income (loss) per share                 $  0.24        $  0.23        $ (0.27)       $  0.44
                                                 ==========     ==========     ==========     ==========











The fully diluted computation is not presented because the Company does not have dilutive securities that are not common stock equivalents.
